Exhibit 99.1

NewsRelease
NYSE: WPZ

Date: Feb. 22, 2007
Williams Partners L.P. Reports Fourth-Quarter and Full-Year Financial Results
Continued Strong NGL Margins, Fee-Based Revenue at Four Corners
Combined Distributable Cash Flow Up 11%, Adjusted EBITDA Up 17.5% for 2006
Cash Distribution Increased for Fourth Consecutive Quarter
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) today announced unaudited 2006 net income of $146.9 million, or $1.62 per common unit, compared with a 2005 net income of $118.4 million and 44 cents per common unit. For fourth-quarter 2006, Williams Partners reported net income of $32.2 million, or 45 cents per common unit, compared with 2005 fourth quarter net income of $32.2 million and 46 cents per common unit.
     Quarter-over-quarter and year-over-year comparisons throughout this release are based on restated results following the Dec. 13, 2006, close of the partnership’s acquisition of the remaining 74.9 percent interest in Williams Four Corners LLC from Williams (NYSE:WMB).
     Distributable cash flow for Williams Partners and its 40 percent interest in Discovery totaled $184.4 million for 2006, compared to $166.4 million for 2005. For the fourth quarter of 2006, the partnership totaled $42.3 million in distributable cash flow, compared with $43.2 million for fourth-quarter 2005.
     Adjusted EBITDA for Williams Partners and its Discovery interest was $213.4 million for 2006, compared to $181.6 million for 2005. For fourth-quarter 2006, this measure was $51.8 million, compared to $48.3 million for fourth-quarter 2005.
     The improved results in 2006 are due primarily to the strong performance in the Gathering and Processing — West segment, which includes the Four Corners asset. Also driving the positive results were higher equity earnings from our investment in Discovery, which is part of the Gathering and Processing — Gulf segment, and higher storage revenues at Conway within the NGL Services segment.
     Four Corners’ strong performance in 2006 was driven by record natural gas liquids (NGL) margins on higher natural gas sales volumes, along with higher fee-based gathering and processing revenues. Its performance was partially offset by higher operating and maintenance expenses.
     The fourth-quarter 2006 results were also driven by Four Corners’ performance, along with higher storage revenues at Conway. These benefits were partially offset by lower equity earnings at Discovery and higher interest expense associated with the Four Corners transaction financing. Discovery’s equity earnings in fourth-quarter 2006 fell from its fourth-quarter 2005 level, which included additional processing of stranded volumes from the 2005 hurricane season.

     Distributable cash flow and adjusted EBITDA are key measures of the partnership’s financial performance. Definitions for distributable cash flow and adjusted EBITDA are included in the body of this press release.
     Total enterprise value grew to $2.3 billion by the end of 2006, compared to approximately $300 million at the time of the partnership’s initial public offering. During 2006, Williams Partners continued to deliver stable and consistent cash flows by increasing cash distributions, which have grown 34 percent over the initial distribution level.
Chief Operating Officer Perspective
     “The partnership’s full-year results were driven by the strong performance of our core assets, in terms of both record-level NGL margins and increasing fee-based revenues,” said Alan Armstrong, chief operating officer of the general partner of Williams Partners.
     “For 2007 we anticipate solid growth of our base assets. This year we expect an unprecedented number of well connects for our operations in the Four Corners area. In addition, our Discovery partnership began laying 35 miles of pipeline in the deepwater Gulf of Mexico to extend our existing system out to the Tahiti prospect in 4,400 feet of water.”
Increase in Cash Distribution to Unitholders
     Subsequent to the close of the fourth quarter, the board of directors of the general partner of Williams Partners increased the quarterly cash distribution payable to unitholders to 47 cents from 45 cents. This was the fourth consecutive quarter the partnership increased its cash distribution, reflecting the continued strong performance of its asset base.
Distributable Cash Flow and Adjusted EBITDA Definitions
Williams Partners defines distributable cash flow as net income plus the non-cash affiliate interest expense associated with the advances from affiliate that were forgiven by Williams, depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less its equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from Williams under an omnibus agreement and less maintenance capital expenditures. For Discovery, distributable cash flow is defined as net income plus depreciation and accretion and less maintenance capital expenditures. The partnership’s equity share of Discovery’s distributable cash flow is 40 percent.
     Williams Partners defines adjusted EBITDA excluding investment in Discovery as the sum of net income plus interest (income) expense and depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items. For Discovery, adjusted EBITDA is defined as net income plus interest (income) expense, depreciation and accretion, as well as adjustments for certain non-cash, non-recurring items. The partnership’s equity share of Discovery’s adjusted EBITDA is 40 percent.

     Schedules presenting Williams Partners’ consolidated statements of income, segment profit and operating information, as well as schedules reconciling adjusted EBITDA and distributable cash flow to measures included in Generally Accepted Accounting Principles are available on Williams Partners’ Web site at www.williamslp.com and as an attachment to this document.
Today’s Analyst Call
     Williams Partners’ management will discuss the partnership’s year-end financial results during an analyst presentation to be webcast live beginning at noon Eastern today.
     Participants are encouraged to access the presentation and corresponding slides via www.williamslp.com. A limited number of phone lines also will be available at (800) 361-0912. International callers should dial (913) 981-5559. Callers should dial in at least 10 minutes prior to the start of the discussion. Replay of the year-end webcast will be available for two weeks at www.williamslp.com.
Form 10-K
     The partnership plans to file its Form 10-K with the Securities and Exchange Commission during the week of Feb. 26. The document will be available on both the SEC and Williams Partners web sites.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.
# # #
Williams Partners’ reports, filings and other public announcements might contain or incorporate by reference forward-looking statements — statements that do not directly or exclusively relate to historical facts. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will” and other similar words. These statements are based on our intentions, beliefs and assumptions about future events and are subject to risks, uncertainties and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions, risks, uncertainties and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those risks, uncertainties and factors include, among others: Williams Partners may not have sufficient cash from operations to enable it to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to its general partner; because of the natural decline in production from existing wells and competitive factors, the success of Williams Partners’ gathering and transportation businesses depends on its ability to connect new sources of natural gas supply, which is dependent on factors beyond its control; Williams Partners’ processing, fractionation and storage business could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas; lower natural gas and oil prices could adversely affect Williams Partners’ fractionation and storage businesses; Williams Partners depends on certain key customers and producers for a significant portion of its revenues and supply of natural gas and natural gas liquids and the loss of any of these key customers or producers could result in a decline in its revenues and cash available to pay distributions; if third-party pipelines and other facilities interconnected to Williams Partners’ pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, Williams Partners’ revenues and cash available to pay distributions could be adversely affected; Williams Partners’ future financial and operating flexibility may be adversely affected by restrictions in its indentures and by its leverage; Williams Partners’ partnership agreement limits its general partner’s fiduciary duties to Williams Partner’s unitholders for actions taken by the general partner that might otherwise constitute breaches of fiduciary duty; even if unitholders are dissatisfied, they currently have little ability to remove Williams Partners’ general partner without its consent; The Williams Companies, Inc.’s credit agreement and The Williams Companies, Inc.’s public indentures contain financial and operating restrictions that may limit Williams Partners’ access to credit; in addition, Williams Partners’ ability to obtain credit in the future will be affected by The Williams Company Inc’s credit ratings; Williams Partners’ general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interest to the detriment of Williams Partners’ unitholders; unitholders may be required to pay taxes on their share of Williams Partners’ income even if they do not receive any cash distributions from Williams Partners; and Williams Partners’ operations are subject to operational hazards and unforeseen interruptions for which it may or may not be adequately insured. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are urged to closely consider the disclosures and risk factors in Williams Partners’ reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission available from Williams Partners’ offices or from Williams Partners’ website at www.williamslp.com.

Contacts:	Julie Gentz
Williams (media relations)
(918) 573-3053

Sharna Reingold
Williams (investor relations)
(918) 573-2078

Reconciliation of Non-GAAP Measures
(UNAUDITED)

     This press release includes certain financial measures, Adjusted EBITDA Excluding Investment in Discovery, in our case, and Adjusted EBITDA in Discovery’s case, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. For Williams Partners L.P., we define Adjusted EBITDA Excluding Investment in Discovery as the sum of net income (loss) plus interest (income) expense and depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less our equity earnings in Discovery and we also adjust for certain non-cash, non-recurring items. For Discovery, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation, amortization and accretion and we also adjust for certain non-cash, non-recurring items. Our equity share of Discovery’s Adjusted EBITDA is 40%.
     For Williams Partners L.P. we define Distributable Cash Flow as net income (loss) plus the non-cash affiliate interest expense associated with the advances from affiliate that were forgiven by Williams, depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less our equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from Williams under an omnibus agreement and less maintenance capital expenditures. For Discovery we define Distributable Cash Flow as net income (loss) plus depreciation, amortization and accretion and less maintenance capital expenditures. Our equity share of Discovery’s Distributable Cash Flow is 40%.
     For Williams Partners L.P. we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, attributable to partnership operations plus the actual cash distributed by Discovery. The total Distributable Cash Flow attributable to partnership operations is then allocated between the general partner and the limited partners in accordance with the cash distribution provisions of our partnership agreement. The resulting Distributable Cash Flow attributable to partnership operations and to its limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
     This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Neither Adjusted EBITDA nor Distributable Cash Flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income (loss) or cash flow from operations. Distributable Cash Flow per Limited Partner is not presented as an alternative to net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

	2005*					2006*
(Thousands, except per-unit amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Equity Investments” to GAAP “Net income”

Net Income	$26,206	$28,664	$31,252	$32,230	$118,352	$37,624	$33,594	$43,404	$32,246	$146,868
Interest expense	3,004	2,982	2,014	238	8,238	236	648	3,271	5,678	9,833
Interest income	—	—	(76)	(89)	(165)	(70)	(110)	(462)	(958)	(1,600)
Depreciation, amortization and accretion	10,631	10,601	10,569	10,778	42,579	10,714	10,852	10,944	11,182	43,692
Amortization of gas purchase contract	—	—	581	1,452	2,033	1,354	1,322	1,322	1,322	5,320
Cumulative effect of change in accounting principle	—	—	—	1,322	1,322	—	—	—	—	—
Equity earnings — Discovery	(2,212)	(691)	(66)	(5,362)	(8,331)	(3,781)	(2,347)	(4,055)	(1,850)	(12,033)

Adjusted EBITDA Excluding Equity Investments	$37,629	$41,556	$44,274	$40,569	$164,028	$46,077	$43,959	$54,424	$47,620	$192,080

Discovery Producer Services
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income”
Net Income	$5,531	$1,727	$166	$13,228	$20,652	$9,452	$5,868	$10,138	$4,625	$30,083
Interest (income)	(284)	(389)	(498)	(514)	(1,685)	(626)	(601)	(608)	(569)	(2,404)
Depreciation and accretion	6,113	6,126	6,127	6,428	24,794	6,379	6,374	6,380	6,429	25,562
Cumulative effect of change in accounting principle	—	—	—	176	176	—	—	—	—	—

Adjusted EBITDA — 100%	$11,360	$7,464	$5,795	$19,318	$43,937	$15,205	$11,641	$15,910	$10,485	$53,241

Adjusted EBITDA — our 40% interest	$4,544	$2,986	$2,318	$7,727	$17,575	$6,082	$4,656	$6,364	$4,194	$21,296

*	Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners throughout the periods presented.

	2005*					2006*
(Thousands, except per-unit amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D

Williams Partners L.P.
Reconciliation of Non-GAAP “Distributable Cash Flow Excluding Equity Investments” to GAAP “Net income”

Net income	$26,206	$28,664	$31,252	$32,230	$118,352	$37,624	$33,594	$43,404	$32,246	$146,868
Interest expense — Affiliate (a)	2,805	2,812	1,822	22	7,461	—	—	—	—	—
Depreciation, amortization and accretion	10,631	10,601	10,569	10,778	42,579	10,714	10,852	10,944	11,182	43,692
Amortization of natural gas purchase contract	—	—	581	1,452	2,033	1,354	1,322	1,322	1,322	5,320
Equity earnings – Discovery	(2,212)	(691)	(66)	(5,362)	(8,331)	(3,781)	(2,347)	(4,055)	(1,850)	(12,033)
Cumulative effect of change in accounting principle	—	—	—	1,322	1,322	—	—	—	—	—
Reimbursements from Williams under omnibus agreement (b)	—	—	—	1,610	1,610	1,248	1,183	1,813	996	5,240
Maintenance capital expenditures (c)	(2,752)	(2,070)	(4,370)	(6,647)	(15,839)	(6,391)	(6,636)	(7,357)	(6,017)	(26,401)

Distributable Cash Flow Excluding Equity Investments	$34,678	$39,316	$39,788	35,405	$149,187	$40,768	$37,968	$46,071	$37,879	$162,686

Less: Pre-partnership Four Corners net income allocated to general partner						(33,415)	$(30,624)	$(31,445)	$(20,967)	$(116,451)
Less: Pre-partnership Four Corners depreciation, amortization and accretion expense						(9,814)	(9,666)	(7,517)	(6,096)	(33,093)
Plus: Pre-partnership Four Corners maintenance capital expenditures						5,226	4,872	4,200	3,314	17,612
Plus: Discovery’s cash distributions to Williams Partners L.P.						4,400	$3,600	$4,000	$4,400	$16,400

Distributable cash flow attributable to partnership operations						7,165	6,150	15,309	18,530	47,154

Distributable Cash Flow attributable to partnership operations allocable to general partner						410	125	2,456	3,183	6,174

Distributable Cash Flow attributable to limited partnership operations allocable to limited partners						$6,755	$6,025	$12,853	$15,347	$40,980

Weighted average number of units outstanding:						14,006,146	14,923,619	21,597,072	25,266,210	18,986,368

Distributable Cash Flow attributable to partnership operations per limited partner unit:						$0.48	$0.40	$0.60	$0.61	$2.09

(a) Distributable cash flow includes the affiliate interest expense associated with the advances from affiliate that were forgiven by Williams in connection with our initial public offering. This interest expense did not result in a cash outlay for the Williams Partners Predecessor entity.

(b) 4th quarter amount includes both a $1.6 million contribution to Discovery and the related receipt from Williams under the omnibus agreement for a net-zero impact to distributable cash flow.

(c) Maintenance capital expenditures includes certain well connection capital.

Discovery Producer Services
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net income”

Net income	$5,531	$1,727	$166	$13,228	$20,652	$9,452	$5,868	$10,138	$4,625	$30,083
Depreciation and accretion	6,113	6,126	6,127	6,428	24,794	6,379	6,374	6,380	6,429	25,562
Cumulative effect of change in accounting principle	—	—	—	176	176	—	—	—	—	—
Maintenance capital expenditures	(1,866)	(156)	(137)	(375)	(2,534)	(516)	(506)	(262)	22	(1,262)

Distributable Cash Flow — 100%	$9,778	$7,697	$6,156	$19,457	$43,088	$15,315	$11,736	$16,256	$11,076	$54,383

Distributable Cash Flow — our 40% interest	$3,911	$3,079	$2,462	$7,783	$17,235	$6,126	$4,694	$6,502	$4,431	$21,753

*	Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of our Four Corners throughout the periods presented.

Consolidated Statements of Income
(UNAUDITED)

	2005*					2006*
(Thousands)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D

Revenues:
Product sales:
Affiliate	$53,564	$52,617	$61,914	$67,925	$236,020	$58,396	$63,370	$68,542	$64,767	$255,075
Third-party	1,273	1,345	1,855	4,255	8,728	2,792	7,766	4,553	1,808	16,919
Gathering and processing:
Affiliate	8,728	9,177	8,559	10,291	36,755	9,933	10,756	10,162	11,377	42,228
Third-party	48,038	49,314	51,121	49,568	198,041	51,376	49,405	52,679	52,972	206,432
Storage	4,388	4,638	5,409	5,855	20,290	5,105	5,924	6,581	7,627	25,237
Fractionation	2,430	2,307	2,386	3,647	10,770	3,953	2,989	2,708	2,048	11,698
Other	851	858	1,096	1,563	4,368	1,180	976	1,357	2,308	5,821

Total revenues	119,272	120,256	132,340	143,104	514,972	132,735	141,186	146,582	142,907	563,410

Cost and expenses:
Product cost and shrink replacement:
Affiliate	13,009	9,349	11,884	24,538	58,780	21,380	18,057	19,159	19,605	78,201
Third-party	26,160	30,396	32,609	29,582	118,747	22,620	26,662	25,542	22,483	97,307
Operating and maintenance expense:
Affiliate	11,737	8,907	10,576	14,974	46,194	15,686	13,401	10,681	13,859	53,627
Third-party	19,637	20,620	22,125	21,183	83,565	21,100	28,167	26,888	25,432	101,587
Depreciation, amortization and accretion	10,631	10,601	10,569	10,778	42,579	10,714	10,852	10,944	11,182	43,692
General and administrative expense:
Affiliate	7,841	7,165	7,277	11,482	33,765	7,281	9,227	7,730	10,057	34,295
Third-party	645	242	1,061	902	2,850	1,305	950	1,038	1,852	5,145
Taxes other than income	2,377	1,894	2,170	2,005	8,446	2,283	1,757	2,352	2,569	8,961
Other	237	127	945	(679)	630	(3,643)	328	90	752	(2,473)

Total costs and expenses	92,274	89,301	99,216	114,765	395,556	98,726	109,401	104,424	107,791	420,342

Operating income	26,998	30,955	33,124	28,339	119,416	34,009	31,785	42,158	35,116	143,068

Equity earnings — Discovery	2,212	691	66	5,362	8,331	3,781	2,347	4,055	1,850	12,033
Interest expense:
Affiliate	(2,805)	(2,812)	(1,822)	(22)	(7,461)	(15)	(15)	(15)	(44)	(89)
Third-party	(199)	(170)	(192)	(216)	(777)	(221)	(633)	(3,256)	(5,634)	(9,744)
Interest income	—	—	76	89	165	70	110	462	958	1,600

Net income before cumulative effect of change in accounting principle	26,206	28,664	31,252	33,552	119,674	37,624	33,594	43,404	32,246	146,868

Cumulative effect of change in accounting principle	—	—	—	(1,322)	(1,322)	—	—	—	—	—

Net income	$26,206	$28,664	$31,252	$32,230	$118,352	$37,624	$33,594	$43,404	$32,246	$146,868

*	Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners throughout the periods presented.

Segment Profit & Operating Statistics
(UNAUDITED)

	2005*					2006*
(Thousands)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Y-T-D

Gathering and Processing — West
Segment revenues	$107,903	$108,080	$120,164	$127,056	$463,203	$115,672	$127,794	$132,603	$126,244	$502,313
Product cost	36,434	36,418	42,235	50,619	165,706	38,277	41,800	41,821	38,099	159,997
Operating and maintenance expense	25,646	26,735	24,429	27,838	104,648	29,095	34,525	29,950	31,193	124,763
Depreciation, amortization and accretion	9,726	9,708	9,673	9,853	38,960	9,814	9,952	10,035	10,254	40,055
Direct general and administrative expenses	3,240	2,522	3,117	3,351	12,230	3,400	2,361	2,838	3,321	11,920
Other, net	2,422	1,875	2,921	1,164	8,382	(1,567)	1,919	2,260	3,157	5,769

Segment profit	$30,435	$30,822	$37,789	$34,231	$133,277	$36,653	$37,237	$45,699	$40,220	$159,809

Gathering and Processing — Gulf
Segment revenues	$880	$765	$650	$1,220	$3,515	$733	$676	$632	$615	$2,656
Operating and maintenance expense	107	269	101	237	714	242	231	399	788	1,660
Depreciation and accretion	300	300	300	300	1,200	300	300	300	300	1,200
Direct general and administrative expenses	—	—	—	2	2	2	7	—	(8)	1

Segment operating income (loss)	473	196	249	681	1,599	189	138	(67)	(465)	(205)
Equity earnings	2,212	691	66	5,362	8,331	3,781	2,347	4,055	1,850	12,033

Segment profit	$2,685	$887	$315	$6,043	$9,930	$3,970	$2,485	$3,988	$1,385	$11,828

NGL Services
Segment revenues	$10,489	$11,411	$11,526	$14,828	$48,254	$16,330	$12,716	$13,347	$16,048	$58,441
Operating and maintenance expense	5,621	2,523	8,171	8,082	24,397	7,449	6,812	7,220	7,310	28,791
Product cost	2,735	3,327	2,258	3,501	11,821	5,723	2,919	2,880	3,989	15,511
Depreciation and accretion	605	593	596	625	2,419	600	600	609	628	2,437
Direct general and administrative expenses	203	271	308	286	1,068	301	235	279	334	1,149
Other, net	192	146	194	162	694	207	166	182	164	719

Segment profit	$1,133	$4,551	$(1)	$2,172	$7,855	$2,050	$1,984	$2,177	$3,623	$9,834

*	Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, these tables have been restated to reflect the historical results of Four Corners throughout the periods presented.

Operating Information:
Williams Partners:
Conway storage revenues	$4,388	$4,638	$5,409	$5,855	$20,290	$5,105	$5,924	$6,581	$7,627	$25,237
Conway fractionation volumes (bpd) — our 50%	41,296	37,503	34,511	46,550	39,965	46,042	39,669	38,517	31,374	38,859
Carbonate Trend gathered volumes (MMBtu/d)	41,567	35,933	29,834	35,218	35,605	33,407	29,327	27,650	26,995	29,323
Williams Four Corners — 100%:
Gathered volumes (MMBtu/d)	1,512,489	1,526,251	1,538,105	1,509,109	1,521,507	1,511,867	1,473,371	1,501,978	1,512,304	1,499,937
Processed volumes (MMBtu/d)	857,867	854,321	872,261	870,076	863,693	868,200	861,876	878,965	893,022	875,600
Liquid sales gallons (000s)	45,740	38,472	42,185	39,082	165,479	41,413	43,874	47,009	49,714	182,010
Net liquids margin (cents/gallon)	$0.32	$0.33	$0.42	$0.40	$0.37	$0.37	$0.49	$0.56	$0.45	$0.47
Discovery Producer Services — 100%
Gathered volumes (MMBtu/d)	335,727	334,466	249,722	460,160	345,098	581,788	342,037	435,885	514,486	467,338
Gross processing margin ($/MMBtu)	$0.21	$0.17	$0.19	$0.18	$0.19	$0.16	$0.25	$0.28	$0.25	$0.23